EXHIBIT 10.9
COMMERICAL LEASE
This Lease is make this 1st day of August 2005 by and between Tri-State Aviation, Inc at 1251 Pegasus Road, Wahpeton, ND 58075 (hereinafter “Landlord”) and Gold Energy, LLC at 1183 6th St S, Wahpeton, ND 58075 (hereinafter “Tenant”). In consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:
1.	The Landlord leases to the Tenant, and the Tenant rents form the Landlord the following described premises: Office at 1183 6th St S, Wahpeton, ND 58075 with use of the adjoining Conference Room.

2.	The term of the Lease shall be for 6 months commencing August 1, 2005 with the Tenant’s option of 1 month increments following the 6 month lease. If the Landlord is provided with a 30 day notice by the Tenant, the lease can be terminated.

3.	The Tenant shall pay to Landlord as rent $150.00 per month, due on the first day of each month with the first payment due on August 1, 2005.

4.	Tenant shall use and occupy the premises only as a corporate office (Tenant Rental Status) subject at all times to the approval of the Landlord.

5.	The Tenant shall not make any alterations (including signs), additions or improvements to the premises without the prior written consent of the Landlord.

6.	The Landlord, at his own expense, shall furnish the following utilities or amenities for the benefit of the Tenant: Electricity, Heating, Air Conditioning, Water and Sewer.

7.	The Tenant, at his own expense, shall furnish the following:

Signage Communication and Technology Services and Office Equipment. The tenant shall be responsible for cleaning the office area.

8.	The Tenant shall purchase at his own expense public liability insurance in the amount of $1,000.000.00 as well as renters insurance for the premises and shall provide satisfactory evidence thereof to the Landlord and shall continue same in force and effect throughout the Lease term hereof.

9.	The Tenant shall not permit or commit waste to the premises.

10.	The Tenant shall comply with all rules, regulations, ordinance codes and laws of all governmental authorities having jurisdiction over the premises.

11.	The Tenant shall not permit or engage in any activity that will affect an increase in the rate of insurance for the Building in which the premises is not contained nor shall the Tenant permit or commit any nuisance thereon.
12.	The Tenant shall not sublet or assign the premises nor allow any other person or business to use or occupy the premises without the prior written consent of the Landlord, which consent may not be unreasonably withheld.

13.	At the end of the term of this Lease, the Tenant shall surrender and deliver up the premises in the same condition (subject to any additions, alterations, or improvements, if any) as presently exists, reasonable wear and tear excluded.
14.	Upon default in any term or condition of this Lease, and after providing a written notice to the Tenant with the opportunity to correct in ten days, the Landlord shall have the right to undertake any or all other remedies permitted by law.
15.	This Lease shall be binding upon, and inure to the benefit of, the parties, their heirs, successors and assigns.
Signed this 3 day of Aug, 2005.

/s/ Les Nesvig Tenant	/s/ Gerald S. Beck Landlord